EXHIBIT 99.2
Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations
The following information is provided in connection with, and should be read in conjunction with, the consolidated financial statements included in this Annual Report on Form 10-K. We operate on a fiscal year ending on April 30. The following discussion and analysis is for the fiscal year ended April 30, 2012.
Overview
We are a self-advised equity real estate investment trust engaged in owning and operating income-producing real properties. Our investments include multi-family residential properties and commercial properties located primarily in the upper Midwest states of Minnesota and North Dakota. Our properties are diversified in property type and location. As of April 30, 2012, our real estate portfolio consisted of 84 multi-family residential properties containing 9,161 apartment units and having a total real estate investment amount net of accumulated depreciation of $411.0 million, and 182 commercial properties containing approximately 12.3 million square feet of leasable space and having a total real estate investment amount net of accumulated depreciation of $1.5 billion. Our commercial properties consist of:
•	68 commercial office properties containing approximately 5.1 million square feet of leasable space and having a total real estate investment amount net of accumulated depreciation of $483.9 million;
•	65 commercial medical properties (including senior housing) containing approximately 2.9 million square feet of leasable space and having a total real estate investment amount net of accumulated depreciation of $421.5 million;
•	19 commercial industrial properties containing approximately 2.9 million square feet of leasable space and having a total real estate investment amount net of accumulated depreciation of $98.3 million; and
•	30 commercial retail properties containing approximately 1.4 million square feet of leasable space and having a total real estate investment amount net of accumulated depreciation of $103.8 million.
Our primary source of income and cash is rents associated with multi-family residential and commercial leases.  Our business objective is to increase shareholder value by employing a disciplined investment strategy.  This strategy is focused on growing assets in desired geographical markets, achieving diversification by property type and location, and adhering to targeted returns in acquiring properties.
Total revenues of IRET Properties, our operating partnership, increased by $4.8 million to $240.1 million in fiscal year 2012, compared to $235.3 million in fiscal year 2011. This increase was primarily attributable to the addition of new real estate properties. We estimate that rent concessions offered to tenants during the twelve months ended April 30, 2012 lowered our operating revenues by approximately $5.7 million, compared to $4.5 million for fiscal year 2011.
On an all-property basis, physical occupancy levels in our total commercial property segments increased to 87.4% in fiscal year 2012 from 86.2% in fiscal year 2011.  Physical occupancy rates in our commercial industrial and commercial retail segments increased; physical occupancy in our commercial office and commercial medical segments decreased.  Physical occupancy in our multi-family residential segment increased to 93.7% in fiscal year 2012 on an all-property basis, from 92.9% in fiscal year 2011.
We continued to experience a challenging market environment in fiscal year 2012. Real estate operating fundamentals remained under pressure in our commercial office segment in particular, as the U.S. economy and local economies in many of our markets continued to be negatively affected by a number of adverse macro conditions. We expect that the ongoing recovery will remain slow and uneven, and that unemployment levels will remain elevated, with consequent challenges to the operating results in our commercial office segment in particular. Our multi-family residential properties continue to perform well, but while we expect to see continued favorable results in this segment in fiscal year 2013, our ability to maintain occupancy levels and selectively raise rents remains dependent on continued economic recovery and employment growth, and many economic forecasts, including those of the Federal Reserve, are predicting lingering high unemployment and slow growth through 2013.
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We plan during fiscal year 2013 to continue to pursue the selective disposition of assets in non-core markets, and to work to increase our multi-family residential properties in our identified core markets in the Midwest.
Additional information and more detailed discussions of our fiscal year 2012 operating results are found in the following sections of this Management's Discussion and Analysis of Financial Condition and Results of Operations.
Critical Accounting Policies
Set forth below is a summary of the accounting policies that management believes are critical to the preparation of the consolidated financial statements included in this Annual Report on Form 10-K.
Real Estate. Real estate is carried at cost, net of accumulated depreciation, less an adjustment for impairment, if any. Depreciation requires an estimate by management of the useful life of each property as well as an allocation of the costs associated with a property to its various components. As described further below, the process of allocating property costs to its components involves a considerable amount of subjective judgments to be made by Company management. If the Company does not allocate these costs appropriately or incorrectly estimates the useful lives of its real estate, depreciation expense may be misstated. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets. The Company uses a 20-40 year estimated life for buildings and improvements and a 5-12 year estimated life for furniture, fixtures and equipment. Maintenance and repairs are charged to operations as incurred. Renovations and improvements that improve and/or extend the useful life of the asset are capitalized over their estimated useful life, generally five to ten years.
Upon acquisitions of real estate, the Company assesses the fair value of acquired tangible assets (including land, buildings and personal property), which is determined by valuing the property as if it were vacant, and considers whether there were significant intangible assets acquired (for example, above-and below-market leases, the value of acquired in-place leases, and tenant relationships) and acquired liabilities, and allocates the purchase price based on these assessments. The as-if-vacant value is allocated to land, buildings, and personal property based on management's determination of the relative fair value of these assets. The estimated fair value of the property is the amount that would be recoverable upon the disposition of the property. Techniques used to estimate fair value include discounted cash flow analysis and reference to recent sales of comparable properties. Estimates of future cash flows are based on a number of factors including the historical operating results, known trends, and market/economic conditions that may affect the property. Land value is assigned based on the purchase price if land is acquired separately, or based on estimated market value if acquired in a merger or in a portfolio acquisition.
Above-market and below-market in-place lease values for acquired properties are estimated based on the present value of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management's estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. The Company performs this analysis on a lease-by-lease basis. The capitalized above-market or below-market intangible is amortized to rental income over the remaining non-cancelable terms of the respective leases.
Other intangible assets acquired include amounts for in-place lease values that are based upon the Company's evaluation of the specific characteristics of the leases. Factors considered in these analyses include an estimate of carrying costs during hypothetical expected lease-up periods, considering current market conditions, and costs to execute similar leases. The Company also considers information about each property obtained during its pre-acquisition due diligence and marketing and leasing activities in estimating the fair value of the tangible and intangible assets acquired.
Property sales or dispositions are recorded when title transfers and sufficient consideration is received by the Company and the Company has no significant continuing involvement with the property sold.
Real Estate Held For Sale.  Real estate held for sale is stated at the lower of its carrying amount or estimated fair value less disposal costs. Depreciation is not recorded on assets classified as held for sale.
The application of current accounting principles that govern the classification of any of our properties as held-for-sale on the balance sheet requires management to make certain significant judgments. The Company makes a determination as to the point in time that it is probable that a sale will be consummated. It is not unusual for real estate sales contracts to allow potential buyers a period of time to evaluate the property prior to formal acceptance of the contract. In addition, certain other matters critical to the final sale, such as financing arrangements, often remain
2012 Annual Report - 2

pending even upon contract acceptance. As a result, properties under contract may not close within the expected time period, or may not close at all. Due to these uncertainties, it is not likely that the Company can meet the criteria of the current accounting principles governing the classification of properties as held-for-sale prior to a sale formally closing. Therefore, any properties categorized as held-for-sale represent only those properties that management has determined are probable to close within the requirements set forth in current accounting principles.
The Company reports, in discontinued operations, the results of operations and the related gains or losses of a property that has either been disposed of or is classified as held for sale and otherwise meets the classification of a discontinued operation.
Impairment.  The Company's long-lived assets are reviewed for impairment quarterly if events or changes in circumstances (such as adverse market conditions, including conditions resulting from an ongoing economic recession) indicate that a long-lived asset might be impaired. Judgments regarding existence of impairment indicators are based on factors such as operational performance, market conditions, expected holding period of each asset and events that occur that affect the financial strength of significant tenants of the assets, including tenants who have filed for bankruptcy.  For long-lived assets in which an impairment indicator is present, the Company compares the expected future undiscounted cash flows for the long-lived asset against the carrying amount of the asset, including any associated intangibles, subject to evaluation. The evaluation of undiscounted cash flows is subjective and reflects assumptions regarding current market conditions relative to the long-lived asset being evaluated, such as future occupancy, rental rates and capital requirements that could differ materially from actual results.  A worsening real estate market may cause the Company to re-evaluate the assumptions used in our impairment analysis.  If there is an indication of impairment based on this evaluation because the expected undiscounted cash flows plus reversion are less than the asset's carrying value, impairment is recorded based on the estimated fair value (typically based on a current independent appraisal) of the long-lived asset in comparison to its carrying value.  The results of the Company's evaluation of impairment analysis could be material to the Company's financial statements.
Allowance for Doubtful Accounts. The Company periodically evaluates the collectibility of amounts due from tenants and maintains an allowance for doubtful accounts (approximately $154,000 as of April 30, 2012) for estimated losses resulting from the inability of tenants to make required payments under their respective lease agreements. The Company also maintains an allowance for deferred rents receivable arising from the straight-lining of rents (approximately $1.2 million as of April 30, 2012) and from mortgage loans ($0 as of April 30, 2012). The straight-lining of rents receivable arises from earnings recognized in excess of amounts currently due under lease agreements. Management exercises judgment in establishing these allowances and considers payment history and current credit status in developing these estimates. If estimates differ from actual results this would impact reported results.
Revenue Recognition - The Company has the following revenue sources and revenue recognition policies:
•	Base Rents - income arising from tenant leases. These rents are recognized over the non-cancelable term of the related leases on a straight-line basis, which includes the effects of rent increases and abated rent under the leases. Certain leases provide for tenant occupancy during periods for which no rent is due or where minimum rent payments increase during the term of the lease. Rental revenue is recorded for the full term of each lease on a straight-line basis. Accordingly, the Company records a receivable from tenants for rents that it expects to collect over the remaining lease term as deferred rents receivable. When the Company acquires a property, the term of the existing leases is considered to commence as of the acquisition date for the purposes of this calculation. Revenue recognition is considered to be critical because the evaluation of the reliability of such deferred rents receivable involves management's assumptions relating to such tenant's viability.
•	Percentage Rents - income arising from retail tenant leases which are contingent upon the sales of the tenant exceeding a defined threshold. These rents are recognized only after the contingency has been removed (i.e., sales thresholds have been achieved).
•	Expense Reimbursement Income – revenue arising from tenant leases, which provide for the recovery of all or a portion of the operating expenses and real estate taxes of the respective property. This revenue is accrued in the same periods as the expenses are incurred.
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Income Taxes. The Company operates in a manner intended to enable it to continue to qualify as a REIT under Sections 856-860 of the Internal Revenue Code. Under those sections, a REIT which distributes at least 90% of its REIT taxable income as a distribution to its shareholders each year and which meets certain other conditions will not be taxed on that portion of its taxable income which is distributed to its shareholders. The Company intends to distribute to its shareholders 100% of its taxable income. Therefore, no provision for Federal income taxes is required. If the Company fails to distribute the required amount of income to its shareholders, it would fail to qualify as a REIT and substantial adverse tax consequences may result.
The Company's taxable income is affected by a number of factors, including, but not limited to, the following:  that the Company's tenants perform their obligations under their leases with the Company and that the Company's tax and accounting positions do not change.  These factors, which impact the Company's taxable income, are subject to change, and many are outside the control of the Company.  If actual results vary, the Company's taxable income may change.
Recent Accounting Pronouncements
For disclosure regarding recent accounting pronouncements and the anticipated impact they will have on our operations, please refer to Note 2 to our Consolidated Financial Statements.
RESULTS OF OPERATIONS
The discussion that follows is based on our consolidated results of operations for the fiscal years ended April 30, 2012, 2011 and 2010.
Revenues
Total revenues for fiscal year 2012 were $240.1 million, compared to $235.3 million in fiscal year 2011 and $229.3 million in fiscal year 2010. Revenues during fiscal year 2012 were $4.8 million greater than revenues in fiscal year 2011 and revenues during fiscal year 2011 were $6.0 million greater than in fiscal year 2010.
For fiscal 2012, the increase in revenue of $4.8 million resulted from:
(in thousands)
Rent in Fiscal 2012 from 8 properties acquired in fiscal year 2011 in excess of that received in 2011 from the same 8 properties	$2,342
Rent from 16 properties acquired in fiscal year 2012	4,707
Decrease in rental income on stabilized properties due primarily to a decrease in occupancy	(3,860)
Increase in straight line rent	2,723
Increase in tenant concessions	(1,159)
$4,753
For fiscal 2011, the increase in revenue of $6.0 million resulted from:
(in thousands)
Rent in Fiscal 2011 from 10 properties acquired in fiscal year 2010 in excess of that received in 2010 from the same 10 properties	$7,799
Rent from 8 properties acquired in fiscal year 2011	2,356
Decrease in rental income on stabilized properties due primarily to a decrease in occupancy	(4,148)
$6,007
As illustrated above, the majority of the increase in our gross revenue for fiscal years 2012 and 2011 ($7.0 million and $10.2 million respectively) resulted from the addition of new real estate properties to the IRET Properties' portfolio. Rental revenue in fiscal years 2012 and 2011 from stabilized properties decreased $3.9 and $4.1 million, respectively. For the next 12 months, we continue to look to acquisitions and development of new properties and recovery in our stabilized portfolio to be the most significant factors in any increases in our revenues and ultimately our net income.  However, identifying attractive acquisition possibilities remains a continuing challenge.
2012 Annual Report - 4

Gain on Sale of Real Estate
The Company realized a gain on sale of real estate, land and other investments for fiscal year 2012 of approximately $349,000. This compares to an approximately $19.4 million gain on sale of real estate recognized in fiscal year 2011 and approximately $68,000 recognized in fiscal year 2010.  Properties sold in fiscal years 2012 and 2011 are detailed below in the section captioned "Property Dispositions."
Changes in Expenses and Net Income
Net income available to common shareholders for fiscal year 2012 was $5.8 million, compared to $17.7 million in fiscal year 2011 and $1.6 million in fiscal year 2010. On a per common share basis, net income was $.07 per common share in fiscal year 2012, compared to $.22 per common share in fiscal year 2011 and $.03 in fiscal year 2010.
These changes in net income result from the changes in revenues and expenses detailed below:
Changes in net income available to common shareholders for fiscal year 2012 resulted from:
(in thousands)
An increase in net operating income (defined below in the Net Operating Income section) primarily due to acquisitions (not including gain on involuntary conversion)	$7,553
A decrease in net income attributable to noncontrolling interests - Operating Partnership	3,090
An increase in gain on involuntary conversion	274
An increase in other income	356

These increases were offset by:

A decrease in income from discontinued operations	(19,879)
An increase in depreciation/amortization expense related to real estate investments	(1,089)
An increase in interest expense primarily due to the revolving line of credit	(902)
An increase in amortization related to non-real estate investments	(537)
A decrease in net loss attributable to noncontrolling interests - consolidated real estate entities	(315)
An increase in other expenses, administrative, advisory and trustee services	(310)
A decrease in interest income	(111)
Total decrease in fiscal 2012 net income available to common shareholders	$(11,870)

Changes in net income available to common shareholders for fiscal year 2011 resulted from:
(in thousands)
An increase in income from discontinued operations	$21,385
A decrease in interest expense primarily due to debt refinancing	2,017
An increase in net loss attributable to noncontrolling interests - consolidated real estate entities	202

These increases were offset by:
A decrease in net operating income (defined below in the Net Operating Income section) (not including gain on involuntary conversion)	(345)
An increase in net income attributable to noncontrolling interests - Operating Partnership	(3,887)
A decrease in gain on involuntary conversion	(1,660)
An increase in depreciation/amortization expense related to real estate investments	(723)
An increase in amortization related to non-real estate investments	(317)
A decrease in interest income	(280)
An increase in other expenses, administrative, advisory and trustee services	(238)
A decrease in other income	(73)
Total increase in fiscal 2011 net income available to common shareholders	$16,081

2012 Annual Report - 5

Net Operating Income
Net Operating Income ("NOI") is a non-GAAP measure which we define as total real estate revenues less real estate expenses and real estate taxes (excluding depreciation and amortization related to real estate investments and impairment of real estate investments).  We believe that NOI is an important supplemental measure of operating performance for a REIT's operating real estate because it provides a measure of core operations that is unaffected by depreciation, amortization, financing and general and administrative expense. NOI does not represent cash generated by operating activities in accordance with GAAP and should not be considered an alternative to net income, net income available for commons shareholders or cash flow from operating activities as a measure of financial performance.
The following tables show real estate revenues, real estate operating expenses and NOI by reportable operating segment for fiscal years 2012, 2011 and 2010. For a reconciliation of net operating income of reportable segments to net income as reported, see Note 11 of the Notes to Consolidated Financial Statements in this report.
The tables also show net operating income by reportable operating segment on a stabilized property and non-stabilized property basis.  Stabilized properties are properties owned for the entirety of the periods being compared, and, in the case of development or re-development properties, which have achieved a target level of occupancy.  This comparison allows the Company to evaluate the performance of existing properties and their contribution to net income. Management believes that measuring performance on a stabilized property basis is useful to investors because it enables evaluation of how the Company's properties are performing year over year.  Management uses this measure to assess whether or not it has been successful in increasing net operating income, renewing the leases of existing tenants, controlling operating costs and appropriately handling capital improvements. The discussion below focuses on the main factors affecting real estate revenue and real estate expenses from stabilized properties, since changes from one fiscal year to another in real estate revenue and expenses from non-stabilized properties are due to the addition of those properties to the Company's real estate portfolio, and accordingly provide less useful information for evaluating the ongoing operational performance of the Company's real estate portfolio.

2012 Annual Report - 6

Fiscal Year 2012 Compared to Fiscal Year 2011

All Segments
The following table of selected operating data reconciles NOI to net income and provides the basis for our discussion of NOI by segment in fiscal year 2012 compared to fiscal year 2011.
(in thousands, except percentages)
Years Ended April 30
2012	2011	$ Change	% Change
All Segments

Real estate revenue
Stabilized	$230,045	$232,333	$(2,288)	(1.0)%
Non-stabilized(1)	10,053	3,012	7,041	233.8%
Total	$240,098	$235,345	$4,753	2.0%

Real estate expenses
Stabilized	$94,947	$100,278	$(5,331)	(5.3)%
Non-stabilized(1)	2,446	611	1,835	300.3%
Total	$97,393	$100,889	$(3,496)	(3.5)%

Gain on involuntary conversion
Stabilized	$274	$0	$274	100.0%
Non-stabilized(1)	0	0	0	n/	a
Total	$274	$0	$274	100.0%

Net operating income
Stabilized	$135,372	$132,055	$3,317	2.5%
Non-stabilized(1)	7,607	2,401	5,206	216.8%
Total	$142,979	$134,456	$8,523	6.3%
Depreciation/amortization	(60,011)	(58,128)
Administrative, advisory and trustee services	(7,381)	(7,222)
Other expenses	(1,898)	(1,747)
Interest expense	(64,722)	(63,425)
Interest and other income	786	541
Income from continuing operations	9,753	4,475
(Loss) income from discontinued operations(2)	(47)	19,876
Net income	$9,706	$24,351

(1)    Non-stabilized properties include:
FY2012 - Multi-Family Residential -	Ashland Apartment Homes, Grand Forks, ND; Chateau, Minot, ND; Cottage West Twin Homes, Sioux Falls, SD; Evergreen II, Isanti, MN; Gables Townhomes, Sioux Falls, SD; Grand Gateway Apartment Homes, St Cloud, MN; North Pointe II, Bismarck, ND; Regency Park Estates, St Cloud, MN; Sierra Vista, Sioux Falls, SD and Williston Garden Apartments, Williston, ND.
Commercial Office -	1st Avenue Building, Minot, ND and Omaha 10802 Farnam Drive, Omaha, NE.
Commercial Medical -	Billings 2300 Grant Road, Billings, MT; Edgewood Vista-Minot, Minot, ND; Edina 6525 Drew Avenue, Edina, MN; Missoula 3050 Great Northern Avenue, Missoula, MT; Spring Creek American Falls, American Falls, ID; Spring Creek Soda Springs, Soda Springs, ID; Spring Creek Eagle, Eagle, ID; Spring Creek Meridian, Meridian, ID; Spring Creek Overland, Boise, ID; Spring Creek Boise, Boise, ID; Spring Creek Ustick, Meridian, ID and Trinity at Plaza 16, Minot, ND.
Commercial Industrial -	Fargo 1320 45th Street North, Fargo, ND.
Commercial Retail -	Minot 1400 31st Ave, Minot, ND.

FY2011 -   Multi-Family Residential -                       Chateau, Minot, ND; North Pointe II, Bismarck, ND and Sierra Vista, Sioux Falls, SD.
Commercial Office -	1st Avenue Building, Minot, ND and Omaha 10802 Farnam Drive, Omaha, NE.
Commercial Medical -	Billings 2300 Grant Road, Billings, MT; Edgewood Vista-Minot, Minot, ND and Missoula 3050 Great Northern Avenue, Missoula, MT .
Commercial Industrial -	Fargo 1320 45th Street North, Fargo, ND.
Commercial Retail -	Minot 1400 31st Ave, Minot, ND.
2012 Annual Report - 7

(2)    Discontinued operations include gain on disposals and income from operations for:
2013 Dispositions and Properties Held for Sale – Prairiewood Meadows, Terrace on the Green and Candlelight.
2012 Dispositions and Properties Held for Sale – Livingston Pamida, East Grand Station, Georgetown Square Condos and Kentwood Thomasville Furniture.
2011 Dispositions – Miramont Apartments, Neighborhood Apartments, Pinecone Apartments, Waconia, Dakota Hill, Edgewood Vista Fargo and Ladysmith Pamida.
An analysis of NOI by segment follows.
Multi-Family Residential

Real estate revenue from stabilized properties in our multi-family residential segment increased by approximately $4.8 million in fiscal year 2012 compared to fiscal year 2011.  Approximately $2.8 million of this increase was due to increased occupancy across our multifamily portfolio; increased occupancy in some instances allows for rental rate increases, which accounted for approximately $1.1 million of additional revenue in this segment in fiscal year 2012 compared to fiscal year 2011. The remainder of the real estate revenue increase is attributable to a decrease of $396,000 in allowances and concessions and an increase of $450,000 in other fee revenue items.
Real estate expenses at stabilized properties decreased by $394,000 in fiscal year 2012 compared to fiscal year 2011.  The mild winter season permitted overall lower utilities usage for a reduction in expense of approximately $42,000, and reduced snow removal expenses by $500,000. Additionally, of the $394,000 decrease in real estate expenses in this segment in fiscal year 2012 compared to fiscal year 2011, approximately $309,000 was due to lower property management expense, which includes lower fees to third party managers, savings from the Company's internal marketing initiative and less bad debt write-off. These decreases in expenses were offset by an increase in insurance expense of $435,000 and in under-deductible losses of $324,000. Other expense items decreased by $303,000.

	(in thousands, except percentages)
	Years Ended April 30,
	2012	2011	$ Change	% Change
Multi-Family Residential

Real estate revenue
Stabilized	$69,292	$64,471	$4,821	7.5%
Non-stabilized	3,208	758	2,450	323.2%
Total	$72,500	$65,229	$7,271	11.1%

Real estate expenses
Stabilized	$32,486	$32,880	$(394)	(1.2)%
Non-stabilized	1,419	336	1,083	322.3%
Total	$33,905	$33,216	$689	2.1%

Net operating income
Stabilized	$36,806	$31,591	$5,215	16.5%
Non-stabilized	1,789	422	1,367	323.9%
Total	$38,595	$32,013	$6,582	20.6%

Occupancy	2012	2011
Stabilized	94.2%	92.9%
Non-stabilized	86.8%	93.9%
Total	93.7%	92.9%

2012 Annual Report - 8

Commercial Office
Real estate revenue from stabilized properties in our commercial office segment decreased by approximately $4.3 million in fiscal year 2012 compared to fiscal year 2011, due to a continued decrease in occupancy which resulted in a reduction in rental revenue of $1.3 million and in tenant reimbursements of $2.8 million. Allowances and concessions increased by $1.2 million, further reducing revenue. These reductions in revenue were offset by an increase in straight line rents of $615,000 and an increase in lease termination fees of $313,000.
Real estate expenses from stabilized properties decreased by approximately $1.6 million in fiscal year 2012 as compared to fiscal 2011, primarily due to maintenance expense decreasing by $1.4 million, mainly as a result of lower snow removal costs, a reduction in real estate taxes of $267,000 due to successful appeals, and a reduction of $283,000 in third party management fees due to bringing property management in-house; offset by an increase in insurance expense of $405,000 and an increase in other expense items of $55,000.

	(in thousands, except percentages)
	Years Ended April 30,
	2012	2011	$ Change	% Change
Commercial Office

Real estate revenue
Stabilized	$72,995	$77,257	$(4,262)	(5.5)%
Non-stabilized	1,339	490	849	173.3%
Total	$74,334	$77,747	$(3,413)	(4.4)%

Real estate expenses
Stabilized	$34,256	$35,855	$(1,599)	(4.5)%
Non-stabilized	560	200	360	180.0%
Total	$34,816	$36,055	$(1,239)	(3.4)%

Net operating income
Stabilized	$38,739	$41,402	$(2,663)	(6.4)%
Non-stabilized	779	290	489	168.6%
Total	$39,518	$41,692	$(2,174)	(5.2)%

Occupancy	2012	2011
Stabilized	78.4%	79.5%
Non-stabilized	98.7%	98.7%
Total	78.6%	79.7%

2012 Annual Report - 9

Commercial Medical
Real estate revenue from stabilized properties in our commercial medical segment decreased by approximately $3.8 million in fiscal year 2012 compared to fiscal year 2011.  The decrease was primarily due to a reduction in revenue of $2.2 million at our Wyoming senior living facilities following the sale of our TRS and a change to a triple net lease structure in December 2011. The decrease was also due to a reduction of $1.9 million in scheduled rent at some assisted living facilities, following amendment of the leases to shorten terms and remove purchase options. Lower occupancy also decreased revenue by approximately $883,000, offset by an increase in straight line rent of $1.5 million and an increase in other revenue items of $298,000.
 Real estate expenses from stabilized properties decreased by approximately $2.1 million, primarily due to the operating change from a TRS structure to a triple net lease structure, which reduced real estate expenses by approximately $2.2 million, and to a decrease in maintenance expense of $382,000, primarily due to lower snow removal costs, a reduction in utilities expense of $110,000, and other total expense reductions of $130,000. These expense reductions were offset by an increase in real estate taxes of $234,000 and an increase in insurance expense of $228,000.
	(in thousands, except percentages)
	Years Ended April 30,
	2012	2011	$ Change	% Change
Commercial Medical

Real estate revenue
Stabilized	$61,046	$64,886	$(3,840)	(5.9)%
Non-stabilized	4,485	1,162	3,323	286.0%
Total	$65,531	$66,048	$(517)	(0.8)%

Real estate expenses
Stabilized	$20,342	$22,428	$(2,086)	(9.3)%
Non-stabilized	313	23	290	1,260.9%
Total	$20,655	$22,451	$(1,796)	(8.0)%

Net operating income
Stabilized	$40,704	$42,458	$(1,754)	(4.1)%
Non-stabilized	4,172	1,139	3,033	266.3%
Total	$44,876	$43,597	$1,279	2.9%

Occupancy	2012	2011
Stabilized	93.8%	95.8%
Non-stabilized	99.9%	100.0%
Total	94.5%	96.0%

2012 Annual Report - 10

Commercial Industrial
Real estate revenue from stabilized properties in our commercial industrial segment increased by approximately $1.1 million in fiscal year 2012 compared to fiscal year 2011. The increase was primarily due to increased occupancy, which provided for additional revenue from rents of $717,000 and additional tenant reimbursements of $599,000, offset by an increase in allowance and concessions of $197,000 and an increase in other revenue items of $19,000.
Real estate expenses from stabilized properties decreased by $778,000 in fiscal 2012 compared to fiscal 2011, primarily due to a recovered bad debt from a former tenant in bankruptcy of approximately $700,000 and reduced utility expense of $325,000, offset by an increase in real estate taxes of $167,000, an increase in insurance expense of $108,000, and an increase in other total expenses of $42,000
	(in thousands, except percentages)
	Years Ended April 30,
	2012	2011	$ Change	% Change
Commercial Industrial

Real estate revenue
Stabilized	$13,884	$12,797	$1,087	8.5%
Non-stabilized	441	368	73	19.8%
Total	$14,325	$13,165	$1,160	8.8%

Real estate expenses
Stabilized	$3,543	$4,321	$(778)	(18.0)%
Non-stabilized	6	7	(1)	(14.3)%
Total	$3,549	$4,328	$(779)	(18.0)%

Net operating income
Stabilized	$10,341	$8,476	$1,865	22.0%
Non-stabilized	435	361	74	20.5%
Total	$10,776	$8,837	$1,939	21.9%

Occupancy	2012	2011
Stabilized	95.4%	90.0%
Non-stabilized	100.0%	100.0%
Total	95.5%	90.1%

2012 Annual Report - 11

Commercial Retail
Real estate revenue from stabilized properties in our commercial retail segment decreased by approximately $94,000 in fiscal year 2012 compared to fiscal year 2011. Occupancy increased as a percentage of square feet leased; however, lease renewal rates were lower for new or existing tenants.
Real estate expenses from stabilized properties decreased by $474,000, primarily due to decreased maintenance expense of $513,000, mainly as a result of reduced snow removal expense, and to utility expenses decreasing by $68,000, offset by an increase in real estate tax of $83,000, an increase in insurance expense of $106,000 and an increase in other property management expense items of $82,000.
(in thousands, except percentages)
Years Ended April 30,
2012	2011	$ Change	% Change
Commercial Retail

Real estate revenue
Stabilized	$12,828	$12,922	$(94)	(0.7)%
Non-stabilized	580	234	346	147.9%
Total	$13,408	$13,156	$252	1.9%

Real estate expenses
Stabilized	$4,320	$4,794	$(474)	(9.9)%
Non-stabilized	148	45	103	228.9%
Total	$4,468	$4,839	$(371)	(7.7)%

Gain on involuntary conversion
Stabilized	$274	$0	$274	100.0%
Non-stabilized	0	0	0	n/	a
Total	$274	$0	$274	100.0%

Net operating income
Stabilized	$8,782	$8,128	$654	8.0%
Non-stabilized	432	189	243	128.6%
Total	$9,214	$8,317	$897	10.8%

Occupancy	2012	2011
Stabilized	86.6%	83.2%
Non-stabilized	100.0%	53.6%
Total	87.1%	82.2%

2012 Annual Report - 12

Fiscal Year 2011 Compared to Fiscal Year 2010
All Segments
The following table of selected operating data reconciles NOI to net income and provides the basis for our discussion of NOI by segment in fiscal year 2011 compared to fiscal year 2010.
(in thousands, except percentages)
Years Ended April 30
2011	2010	$ Change	% Change
All Segments

Real estate revenue
Stabilized	$220,928	$225,076	$(4,148)	(1.8)%
Non-stabilized(1)	14,417	4,262	10,155	238.3%
Total	$235,345	$229,338	$6,007	2.6%

Real estate expenses
Stabilized	$92,107	$92,306	$(199)	(0.2)%
Non-stabilized(1)	8,782	2,978	5,804	194.9%
Total	$100,889	$95,284	$5,605	5.9%

Gain on involuntary conversion
Stabilized	$0	$1,660	$(1,660)	(100.0)%
Non-stabilized(1)	0	0	0	n/	a
Total	$0	$1,660	$(1,660)	(100.0)%

Net operating income
Stabilized	$128,821	$134,430	$(5,609)	(4.2)%
Non-stabilized(1)	5,635	1,284	4,351	338.9%
Total	$134,456	$135,714	$(1,258)	(0.9)%
Depreciation/amortization	(58,128)	(56,836)
Administrative, advisory and trustee services	(7,222)	(6,218)
Other expenses	(1,747)	(2,513)
Interest expense	(63,425)	(65,045)
Interest and other income	541	894
Income from continuing operations	4,475	5,996
Income (loss) from discontinued operations	19,876	(1,411)
Net income	$24,351	$4,585
(1)	Non-stabilized properties include:
FY2011 - Multi-Family Residential -	Crown Apartments, Rochester, MN; Northern Valley Apartments, Rochester, MN; North Pointe II, Bismarck, ND and Sierra Vista, Sioux Falls, SD.
Commercial Office -	IRET Corporate Plaza, Minot, ND; Minot 2505 16th St SW, Minot, ND; 1st Avenue Building, Minot, ND and Omaha 10802 Farnam Drive, Omaha, NE.
Commercial Medical -	Casper 1930 E 12th Street (Park Place), Casper, WY; Casper 3955 E 12th Street (Meadow Wind), Casper, WY; Cheyenne 4010 N College Drive (Aspen Wind), Cheyenne, WY; Cheyenne 4060 N College Drive (Sierra Hills), Cheyenne, WY; Laramie 1072 N 22nd Street (Spring Wind), Laramie, WY; Billings 2300 Grant Road, Billings, MT; Missoula 3050 Great Northern Avenue, Missoula, MT and Edgewood Vista-Minot, Minot, ND.
Commercial Industrial -	Clive 2075 NW 94th St., Clive, IA and Fargo 1320 45th Street North, Fargo, ND.
Commercial Retail -	Minot 1400 31st Ave, Minot, ND.
FY2010 - Multi-Family Residential -	Crown Apartments, Rochester, MN and Northern Valley Apartments, Rochester, MN.
Commercial Office -	IRET Corporate Plaza, Minot, ND; Minot 2505 16th St SW, Minot, ND and 1st Avenue Building, Minot, ND.
Commercial Medical -	Casper 1930 E 12th Street (Park Place), Casper, WY; Casper 3955 E 12th Street (Meadow Wind), Casper, WY; Cheyenne 4010 N College Drive (Aspen Wind), Cheyenne, WY; Cheyenne 4060 N College Drive (Sierra Hills), Cheyenne, WY; Laramie 1072 N 22nd Street (Spring Wind), Laramie, WY; Billings 2300 Grant Road, Billings, MT; Missoula 3050 Great Northern Avenue, Missoula, MT and Fox River.
Commercial Industrial -	Clive 2075 NW 94th St., Clive, IA.
2012 Annual Report - 13

(1)	Discontinued operations include gain on disposals and income from operations for:
2013 Dispositions and Properties Held for Sale – Prairiewood Meadows, Terrace on the Green and Candlelight.
2012 Dispositions and Properties Held for Sale – Livingston Pamida, East Grand Station, Georgetown Square Condos and Kentwood Thomasville Furniture.
2011 Dispositions – Miramont Apartments, Neighborhood Apartments, Pinecone Apartments, Waconia, Dakota Hill, Edgewood Vista Fargo and Ladysmith Pamida.
2010 Dispositions – 12 South Main and Sweetwater Grafton.
An analysis of NOI by segment follows.
Multi-Family Residential

Real estate revenue from stabilized properties in our multi-family residential segment increased by $814,000 in fiscal year 2011 compared to fiscal year 2010, due to an increase in rent of $638,000 and in other rent income of $546,000, offset by an increase of $370,000 in allowances and concessions.
Real estate expenses from stabilized properties increased by approximately $1.1 million, due to an increase in maintenance expense of $1.0 million, in property management expense of $264,000, in real estate tax expense of $149,000, and in utilities expense of $114,000, offset by a decrease of $463,000 in insurance expense.

(in thousands, except percentages)
Years Ended April 30,
2011	2010	$ Change	% Change
Multi-Family Residential

Real estate revenue
Stabilized	$64,626	$63,812	$814	1.3%
Non-stabilized	603	61	542	888.5%
Total	$65,229	$63,873	$1,356	2.1%

Real estate expenses
Stabilized	$32,855	$31,745	$1,110	3.5%
Non-stabilized	361	12	349	2,908.3%
Total	$33,216	$31,757	$1,459	4.6%

Gain on involuntary conversion
Stabilized	0	$1,660	$(1,660)	(100.0)%
Non-stabilized	0	0	0	n/	a
Total	$0	$1,660	$(1,660)	(100.0)%

Net operating income
Stabilized	$31,771	$33,727	$(1,956)	(5.8)%
Non-stabilized	242	49	193	393.9%
Total	$32,013	$33,776	$(1,763)	(5.2)%

Occupancy	2011	2010
Stabilized	92.9%	89.5%
Non-stabilized	91.7%	95.3%
Total	92.9%	89.6%

2012 Annual Report - 14

Commercial Office
Real estate revenue from stabilized properties in our commercial office segment decreased by approximately $5.1 million in fiscal year 2011 compared to fiscal year 2010, primarily due to a decrease in occupancy which resulted in a reduction in rental revenue of $2.7 million, a decrease in tenant reimbursements of $1.4 million and an increase in allowance and concessions of $1.3 million, offset by an increase in straight line rents of $240,000 and in other rent income of $67,000.
Real estate expenses from stabilized properties decreased by approximately $1.0 million due to a decrease in property management expenses of $623,000, in insurance expense of $553,000 and in real estate taxes of $348,000, offset by an increase in utilities expense of $290,000 and in maintenance expense of $229,000.
	(in thousands, except percentages)
	Years Ended April 30,
	2011	2010	$ Change	% Change
Commercial Office

Real estate revenue
Stabilized	$76,820	$81,942	$(5,122)	(6.3)%
Non-stabilized	927	137	790	576.6%
Total	$77,747	$82,079	$(4,332)	(5.3)%

Real estate expenses
Stabilized	$35,633	$36,638	$(1,005)	(2.7)%
Non-stabilized	422	195	227	116.4%
Total	$36,055	$36,833	$(778)	(2.1)%

Net operating income
Stabilized	$41,187	$45,304	$(4,117)	(9.1)%
Non-stabilized	505	(58)	563	970.7%
Total	$41,692	$45,246	$(3,554)	(7.9)%

Occupancy	2011	2010
Stabilized	79.2%	83.9%
Non-stabilized	99.4%	51.0%
Total	79.7%	83.4%

2012 Annual Report - 15

Commercial Medical
Real estate revenue from stabilized properties in our commercial medical segment increased by $475,000 in fiscal year 2011 compared to fiscal year 2010, primarily due to an increase in tenant reimbursements of $1.0 million and in rent of $303,000, and to a decrease in allowance and concessions of $160,000. An increase in occupancy increased revenue by $150,000, offset by a decrease in straight line rents of $558,000 and in other revenue items of $612,000.
Real estate expenses from stabilized properties decreased by $519,000, due to a decrease in property management expense of $1.2 million and in insurance expense of $267,000, offset by an increase in real estate taxes of $636,000, in maintenance expense of $209,000 and in utilities expense of $78,000.

	(in thousands, except percentages)
	Years Ended April 30,
	2011	2010	$ Change	% Change
Commercial Medical

Real estate revenue
Stabilized	$54,128	$53,653	$473	0.9%
Non-stabilized	11,920	3,786	8,134	214.8%
Total	$66,048	$57,439	$8,609	15.0%

Real estate expenses
Stabilized	$14,610	$15,129	$(519)	(3.4)%
Non-stabilized	7,841	2,700	5,141	190.4%
Total	$22,451	$17,829	$4,622	25.9%

Net operating income
Stabilized	$39,518	$38,524	$994	2.6%
Non-stabilized	4,079	1,086	2,993	275.6%
Total	$43,597	$39,610	$3,987	10.1%

Occupancy	2011	2010
Stabilized	95.3%	95.7%
Non-stabilized	100.0%	90.0%
Total	96.0%	95.1%

2012 Annual Report - 16

Commercial Industrial
Real estate revenue from stabilized properties in our commercial industrial segment decreased by approximately $385,000 in fiscal year 2011 compared to fiscal year 2010, due to a decrease in scheduled rent of $493,000, an increase in allowance and concessions of $290,000, and a decrease in tenant reimbursements of $141,000, offset by an increase in straight line rents of $380,000 and in other rent income of $159,000.
Real estate expenses from stabilized properties increased by $166,000 due to an increase in utility expense of $203,000, in real estate taxes of  $28,000, in maintenance expense of  $23,000 and in property management expenses of $9,000, offset by a decrease in insurance expense of $97,000.

	(in thousands, except percentages)
	Years Ended April 30,
	2011	2010	$ Change	% Change
Commercial Industrial

Real estate revenue
Stabilized	$12,432	$12,817	$(385)	(3.0)%
Non-stabilized	733	278	455	163.7%
Total	$13,165	$13,095	$70	0.5%

Real estate expenses
Stabilized	$4,216	$4,050	$166	4.1%
Non-stabilized	112	71	41	57.7%
Total	$4,328	$4,121	$207	5.0%

Net operating income
Stabilized	$8,216	$8,767	$(551)	(6.3)%
Non-stabilized	621	207	414	200.0%
Total	$8,837	$8,974	$(137)	(1.5)%

Occupancy	2011	2010
Stabilized	89.8%	90.6%
Non-stabilized	100.0%	100.0%
Total	90.1%	90.7%

2012 Annual Report - 17

Commercial Retail
Real estate revenue from stabilized properties in our commercial retail segment increased by approximately $70,000 in fiscal year 2011 compared to fiscal year 2010, due to an increase in tenant reimbursements of $439,000, an increase in occupancy resulting in an increase in revenue of $230,000, an increase in straight line rents of $96,000 and an increase in other rent income of $42,000, offset by a decrease in scheduled rent of $525,000 due to leasing up space at lower rental rates and an increase in allowances and concessions of $212,000.
Real estate expenses from stabilized properties increased by $49,000 due to an increase in maintenance expense of $338,000, offset by a decrease in insurance expense of $113,000, in real estate taxes of $98,000,  in property management expenses of $74,000 and in utilities expense of $4,000.

	(in thousands, except percentages)
	Years Ended April 30,
	2011	2010	$ Change	% Change
Commercial Retail

Real estate revenue
Stabilized	$12,922	$12,852	$70	0.5%
Non-stabilized	234	0	234	100.0%
Total	$13,156	$12,852	$304	2.4%

Real estate expenses
Stabilized	$4,793	$4,744	$49	1.0%
Non-stabilized	46	0	46	100.0%
Total	$4,839	$4,744	$95	2.0%

Net operating income
Stabilized	$8,129	$8,108	$21	0.3%
Non-stabilized	188	0	188	100.0%
Total	$8,317	$8,108	$209	2.6%

Occupancy	2011	2010
Stabilized	83.2%	82.7%
Non-stabilized	53.6%	n/a
Total	82.2%	82.7%

Comparison of Results from Commercial and Residential Properties
The following table presents an analysis of the relative investment in (corresponding to "Property owned" on the balance sheet, i.e., cost), and net operating income of, our commercial and multi-family residential properties over the past three fiscal years:
	(in thousands, except percentages)
Fiscal Years Ended April 30	2012	%	2011	%	2010	%
Real Estate Investments – (cost before depreciation)
Multi-Family Residential	$539,783	28.5%	$484,815	27.4%	$556,867	30.9%
Commercial Office	605,318	32.0%	595,491	33.6%	582,943	32.4%
Commercial Medical	500,268	26.4%	447,831	25.3%	430,229	23.9%
Commercial Industrial	119,002	6.3%	117,602	6.6%	113,249	6.3%
Commercial Retail	127,638	6.8%	125,059	7.1%	117,231	6.5%
Total	$1,892,009	100.0%	$1,770,798	100.0%	$1,800,519	100.0%
Net Operating Income
Multi-Family Residential	$38,595	27.0%	$32,013	23.8%	$33,776	24.9%
Commercial Office	39,518	27.6%	41,692	31.0%	45,246	33.3%
Commercial Medical	44,876	31.4%	43,597	32.4%	39,610	29.2%
Commercial Industrial	10,776	7.5%	8,837	6.6%	8,974	6.6%
Commercial Retail	9,214	6.5%	8,317	6.2%	8,108	6.0%
Total	$142,979	100.0%	$134,456	100.0%	$135,714	100.0%
2012 Annual Report - 18

Analysis of Lease Expirations and Credit Risk
The following table shows the annual lease expiration percentages and base rent of expiring leases for the total commercial segments properties (including real estate held for sale) owned by us as of April 30, 2012, for fiscal years 2013 through 2022, and the leases that will expire during fiscal year 2023 and beyond. Our multi-family residential properties are excluded from this table, since residential leases are generally for a one-year term.
Fiscal Year of Lease Expiration	Square Footage of Expiring Leases	Percentage of Total Commercial Segments Leased Square Footage	Annualized Base Rent of Expiring Leases at Expiration	Percentage of Total Commercial Segments Annualized Base Rent
2013	971,511	9.4%	$10,885,609	9.0%
2014	1,449,127	14.1%	15,815,281	13.1%
2015	1,190,948	11.6%	12,159,254	10.0%
2016	1,645,734	16.0%	16,623,282	13.7%
2017	1,360,739	13.2%	18,498,152	15.3%
2018	398,760	3.9%	6,600,155	5.5%
2019	874,526	8.5%	10,368,301	8.6%
2020	429,403	4.2%	5,266,278	4.3%
2021	181,175	1.8%	2,504,072	2.1%
2022	1,428,414	13.9%	14,827,636	12.3%
Thereafter	350,872	3.4%	7,378,013	6.1%
Totals	10,281,209	100.0%	$120,926,033	100.0%
The following table lists our top ten commercial tenants on April 30, 2012, for all commercial properties owned by us, measured by percentage of total commercial segments' minimum rents as of April 1, 2012.  Our results of operations are dependent on, among other factors, the economic health of our tenants. We attempt to mitigate tenant credit risk by working to secure creditworthy tenants that meet our underwriting criteria and monitoring our portfolio to identify potential problem tenants. We believe that our credit risk is also mitigated by the fact that no individual tenant accounts for more than approximately 10% of our total real estate rentals, although affiliated entities of Edgewood Vista together accounted for approximately 12.4% of our total commercial segments' minimum rents as of April 1, 2012.
Lessee	% of Total Commercial Segments Minimum Rents as of April 1, 2012
Affiliates of Edgewood Vista	12.4%
St. Luke's Hospital of Duluth, Inc.	3.5%
Fairview Health Services	3.4%
Applied Underwriters	2.2%
Affiliates of Siemens USA	1.6%
HealthEast Care System	1.6%
Affiliates of Hewlett Packard	1.4%
Nebraska Orthopaedic Hospital	1.3%
Microsoft (NASDAQ: MSFT)	1.3%
Arcadis Corporate Services, Inc.	1.2%
All Others	70.1%
Total Monthly Commercial Rent as of April 1, 2012	100.0%

2012 Annual Report - 19

Property Acquisitions
IRET Properties paid approximately $97.1 million for real estate properties added to its portfolio during fiscal year 2012, compared to $45.6 million in fiscal year 2011. The fiscal year 2012 and 2011 additions are detailed below.
Fiscal 2012 (May 1, 2011 to April 30, 2012)
		(in thousands)
Acquisitions and Development Projects Placed in Service	Date Acquired	Land	Building	Intangible Assets	Acquisition Cost

Multi-Family Residential
147 unit - Regency Park Estates - St. Cloud, MN	8/1/11	$702	$10,198	$0	$10,900
50 unit - Cottage West Twin Homes - Sioux Falls, SD	10/12/11	968	3,762	0	4,730
24 unit - Gables Townhomes - Sioux Falls, SD	10/12/11	349	1,921	0	2,270
36 unit - Evergreen II - Isanti, MN	11/1/11	691	2,784	0	3,475
116 unit - Grand Gateway - St. Cloud MN	2/16/12	814	7,086	0	7,900
84 unit - Ashland - Grand Forks, ND	3/16/12	741	7,569	0	8,310
72 unit - Williston Garden Buildings 1 and 2 - Williston, ND(1)	4/27/12	700	8,978	0	9,678
		4,965	42,298	0	47,263

Commercial Medical
17,273 sq. ft Spring Creek American Falls - American Falls, ID	9/1/11	145	3,870	55	4,070
15,571 sq. ft Spring Creek Soda Springs - Soda Springs, ID	9/1/11	66	2,134	30	2,230
15,559 sq. ft Spring Creek Eagle - Eagle, ID	9/1/11	263	3,775	62	4,100
31,820 sq. ft Spring Creek Meridian - Meridian, ID	9/1/11	424	6,724	102	7,250
26,605 sq. ft Spring Creek Overland - Boise, ID	9/1/11	687	5,941	97	6,725
16,311 sq. ft Spring Creek Boise - Boise, ID	9/1/11	708	4,296	71	5,075
26,605 sq. ft Spring Creek Ustick - Meridian, ID	9/1/11	467	3,833	0	4,300
Meadow Wind Land - Casper, WY	9/1/11	50	0	0	50
24,795 sq. ft Trinity at Plaza 16 - Minot, ND(2)	9/23/11	0	5,685	0	5,685
3,431 sq. ft Edina 6525 Drew Ave S - Edina, MN	10/13/11	388	117	0	505
22,193 sq. ft Meadow Winds Addition - Casper, WY(3)	12/30/11	0	3,952	0	3,952
		3,198	40,327	417	43,942

Commercial Retail
19,037 sq. ft. Jamestown Buffalo Mall - Jamestown, ND(4)	6/15/11	0	879	0	879

Unimproved Land
Industrial-Office Build-to-Suit - Minot, ND	9/7/11	416	0	0	416
Renaissance Heights - Williston, ND	4/11/12	4,600	0	0	4,600
		5,016	0	0	5,016

Total Property Acquisitions		$13,179	$83,504	$417	$97,100
(1)	Development property placed in service April 27, 2012. Buildings 3 and 4 of this project are expected to be placed in service during the first quarter of fiscal year 2013.
(2)	Development property placed in service September 23, 2011. Additional costs paid in fiscal year 2011 totaled $3.3 million, for a total project cost at April 30, 2012 of $9.0 million.
(3)	Expansion project placed in service December 30, 2011.
(4)	Construction project placed in service June 15, 2011. Additional costs paid in fiscal year 2011 totaled $1.4 million, for a total project cost at April 30, 2012 of $2.3 million.

2012 Annual Report - 20

Fiscal 2011 (May 1, 2010 to April 30, 2011)
		(in thousands)
Acquisitions and Development Projects Placed in Service	Date Acquired	Land	Building	Intangible Assets	Acquisition Cost

Multi-Family Residential
24 unit - North Pointe 2 - Bismarck, ND	2/3/11	$159	$1,713	$0	$1,872
44 unit - Sierra Vista - Sioux Falls, SD	2/28/11	241	2,097	0	2,338
		400	3,810	0	4,210

Commercial Office
58,574 sq. ft. Omaha 10802 Farnam Dr - Omaha, NE	12/16/10	2,462	4,374	1,459	8,295

Commercial Medical
14,705 sq. ft. Billings 2300 Grant Road - Billings, MT	7/15/10	649	1,216	657	2,522
14,640 sq. ft. Missoula 3050 Great Northern - Missoula, MT	7/15/10	640	1,331	752	2,723
108,503 sq. ft. Edgewood Vista Minot - Minot, ND	11/10/10	1,046	11,590	2,545	15,181
23,965 sq. ft. Edgewood Vista Spearfish Expansion - Spearfish, SD1	1/10/11	0	2,777	0	2,777
		2,335	16,914	3,954	23,203

Commercial Industrial
42,244 sq. ft. Fargo 1320 45th St N - Fargo, ND2	6/22/10	0	1,634	0	1,634

Commercial Retail
47,709 sq. ft. Minot 1400 31st Ave - Minot, ND	12/10/10	1,026	6,143	1,081	8,250

Total Property Acquisitions		$6,223	$32,875	$6,494	$45,592
(1)	Expansion project placed in service January 10, 2011. Approximately $497,000 of this cost was incurred in the three months ended April 30, 2011.
(2)	Development property placed in service June 22, 2010. Additional costs incurred in fiscal year 2010 totaled $2.3 million, for a total project cost at April 30, 2011 of $3.9 million.
Property Dispositions
During fiscal year 2012, the Company disposed of two retail properties for an aggregate sales price of $3.2 million, compared to dispositions totaling $83.3 million in fiscal year 2011.  The fiscal year 2012 and 2011 dispositions are detailed below.
Fiscal 2012 (May 1, 2011 to April 30, 2012)
	(in thousands)
Dispositions	Sales Price	Book Value and Sales Cost	Gain/(Loss)

Commercial Retail
41,200 sq ft. Livingstone Pamida - Livingston, MT	$2,175	$1,586	$589
12,556 sq ft. East Grand Station – East Grand Forks, MN	$1,062	$1,302	$(240)

Total Property Dispositions	$3,237	$2,888	$349

2012 Annual Report - 21

Fiscal 2011 (May 1, 2010 to April 30, 2011)
	(in thousands)
Dispositions	Sales Price	Book Value and Sales Cost	Gain/(Loss)

Multi-Family Residential
504 unit - Dakota Hill at Valley Ranch - Irving, TX	$36,100	$30,909	$5,191
192 unit - Neighborhood Apartments - Colorado Springs, CO	11,200	9,664	1,536
195 unit - Pinecone Apartments - Fort Collins, CO	15,875	10,422	5,453
210 unit - Miramont Apartments - Fort Collins, CO	17,200	10,732	6,468
	80,375	61,727	18,648

Commercial Medical
1,410 sq. ft. Edgewood Vista Patio Home 4330 - Fargo, ND	205	220	(15)

Commercial Industrial
29,440 sq. ft. Waconia Industrial Building - Waconia, MN	2,300	1,561	739

Commercial Retail
41,000 sq. ft. Ladysmith Pamida - Ladysmith, WI	450	457	(7)

Total Property Dispositions	$83,330	$63,965	$19,365

Funds From Operations
IRET considers Funds from Operations ("FFO") a useful measure of performance for an equity REIT. IRET uses the definition of FFO adopted by the National Association of Real Estate Investment Trusts, Inc. ("NAREIT"). NAREIT defines FFO to mean "net income (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis." In addition, in October 2011 NAREIT clarified its computation of FFO so as to exclude impairment charges for all periods presented. Because of limitations of the FFO definition adopted by NAREIT, IRET has made certain interpretations in applying the definition. IRET believes all such interpretations not specifically provided for in the NAREIT definition are consistent with the definition.
IRET management considers that FFO, by excluding depreciation costs, the gains or losses from the sale of operating real estate properties and extraordinary items as defined by GAAP, is useful to investors in providing an additional perspective on IRET's operating results. Historical cost accounting for real estate assets in accordance with GAAP assumes, through depreciation, that the value of real estate assets decreases predictably over time.  However, real estate asset values have historically risen or fallen with market conditions.  NAREIT's definition of FFO, by excluding depreciation costs, reflects the fact that depreciation charges required by GAAP may not reflect underlying economic realities. Additionally, the exclusion, in NAREIT's definition of FFO, of gains and losses from the sales of previously depreciated operating real estate assets, assists IRET management and investors in identifying the operating results of the long-term assets that form the core of IRET's investments, and assists in comparing those operating results between periods.  FFO is used by IRET's management and investors to identify trends in occupancy rates, rental rates and operating costs.
While FFO is widely used by REITs as a primary performance metric, not all real estate companies use the same definition of FFO or calculate FFO in the same way. Accordingly, FFO presented here is not necessarily comparable to FFO presented by other real estate companies.
FFO should not be considered as an alternative to net income as determined in accordance with GAAP as a measure of IRET's performance, but rather should be considered as an additional, supplemental measure, and should be viewed in conjunction with net income as presented in the consolidated financial statements included in this report.
2012 Annual Report - 22

FFO does not represent cash generated from operating activities in accordance with GAAP, and is not necessarily indicative of sufficient cash flow to fund all of IRET's needs or its ability to service indebtedness or make distributions.
FFO applicable to common shares and limited partnership units for the fiscal year ended April 30, 2012 was $67.3 million, compared to $62.2 million and $63.2 million for the fiscal years ended April 30, 2011 and 2010, respectively.
Reconciliation of Net Income Attributable to Investors Real Estate Trust to Funds From Operations
For the years ended April 30, 2012, 2011 and 2010:
	(in thousands, except per share and unit amounts)
Fiscal Years Ended April 30,	2012				2011				2010
	Amount	Weighted Avg Shares and Units(2)	Per Share and Unit(3)		Amount	Weighted Avg Shares and Units(2)	Per Share and Unit(3)		Amount	Weighted Avg Shares and Units(2)	Per Share and Unit(3)

Net income attributable to Investors Real Estate Trust	$8,212		$		$20,082		$		$4,001		$
Less dividends to preferred shareholders	(2,372)				(2,372)				(2,372)
Net income available to common shareholders	5,840	83,557		0.07	17,710	78,628		0.22	1,629	69,093		0.03
Adjustments:
Noncontrolling interests – Operating Partnership	1,359	19,875			4,449	20,154			562	20,825
Depreciation and amortization(1)	60,057				59,402				59,383
Impairment of real estate	428				0				1,678
Gains on depreciable property sales	(349)				(19,365)				(68)
Funds from operations applicable to common shares and Units	$67,335	103,432		$0.65	$62,196	98,782		$0.63	$63,184	89,918		$0.70
(1)	Real estate depreciation and amortization consists of the sum of depreciation/amortization related to real estate investments and amortization related to non-real estate investments from the Consolidated Statements of Operations, totaling $60,011, $58,128 and $56,836 and depreciation/amortization from Discontinued Operations of $313, $1,546 and $2,927, less corporate-related depreciation and amortization on office equipment and other assets of $267, $272 and $380 for the fiscal year ended April 30, 2012, 2011 and 2010.
(2)	UPREIT Units of the Operating Partnership are exchangeable for common shares of beneficial interest on a one-for-one basis.
(3)	Net income is calculated on a per share basis. FFO is calculated on a per share and unit basis.
Cash Distributions
The following cash distributions were paid to our common shareholders and UPREIT unitholders during fiscal years 2012, 2011 and 2010:
	Fiscal Years
Quarters	2012	2011	2010
First	$.1715	$.1715	$.1705
Second	.1300	.1715	.1710
Third	.1300	.1715	.1715
Fourth	.1300	.1715	.1715
	$.5615	$.6860	$.6845
The fiscal year 2012 cash distributions decreased 18.1% over the cash distributions paid during fiscal year 2011, and fiscal year 2011 cash distributions increased 0.2% over the cash distributions paid during fiscal year 2010.
2012 Annual Report - 23

Liquidity and Capital Resources
Overview
The Company's principal liquidity demands are maintaining distributions to the holders of the Company's common and preferred shares of beneficial interest and UPREIT Units, capital improvements and repairs and maintenance to the Company's properties, acquisition of additional properties, property development, tenant improvements and debt service and repayments.
The Company has historically met its short-term liquidity requirements through net cash flows provided by its operating activities, and, from time to time, through draws on its unsecured lines of credit. Management considers the Company's ability to generate cash from property operating activities, cash-out refinancing of existing properties and, from time to time, draws on its line of credit to be adequate to meet all operating requirements and to make distributions to its shareholders in accordance with the REIT provisions of the Internal Revenue Code. Budgeted expenditures for ongoing maintenance and capital improvements and renovations to our real estate portfolio are also generally expected to be funded from existing cash on hand, cash flow generated from property operations, cash-out refinancing of existing properties, and/or new borrowings, and the Company believes it will have sufficient cash to meet its commitments over the next twelve months. However, the commercial and residential real estate markets continue to experience significant challenges including reduced occupancies and rental rates as well as restrictions on the availability of financing.  In the event of further deterioration in property operating results, or absent the Company's ability to successfully continue cash-out refinancing of existing properties and/or new borrowings, the Company may need to consider additional cash preservation alternatives, including scaling back development activities, capital improvements and renovations.
For the fiscal year ended April 30, 2012, the Company paid distributions totaling $46.9 million in cash and $10.8 million in common shares pursuant to our DRIP to common shareholders and unitholders of the Operating Partnership, as compared to net cash provided by operating activities of $65.1 million and funds from operations of $67.3 million.
To the extent the Company does not satisfy its long-term liquidity requirements, which consist primarily of maturities under the Company's long-term debt, construction and development activities and potential acquisition opportunities, through net cash flows provided by operating activities and its credit facilities, the Company intends to satisfy such requirements through a combination of funding sources which the Company believes will be available to it, including the issuance of UPREIT Units, additional common or preferred equity, proceeds from the sale of properties, and additional long-term secured or unsecured indebtedness.  However, our ability to raise funds through the sale of equity securities, the sale of properties, and additional long-term secured or unsecured borrowings is dependent on, among other things, general economic conditions, general market conditions for REITs, our operating performance, and the current trading price of our common shares, and the capital and debt markets may not consistently be available at all or on terms that we consider attractive. In particular, as a result of the economic downturn and turmoil in the capital markets, the availability of secured and unsecured loans was for a time sharply curtailed. We cannot predict whether these conditions will recur. As a result of general economic conditions in our markets, economic downturns affecting the ability to attract and retain tenants, unfavorable fluctuations in interest rates or our share price, unfavorable changes in the supply of competing properties, or our properties not performing as expected, we may not generate sufficient cash flow from operations or otherwise have access to capital on favorable terms, or at all. If we are unable to obtain capital from other sources, we may not be able to pay the distribution required to maintain our status as a REIT, make required principal and interest payments, make strategic acquisitions or make necessary routine capital improvements or undertake re-development opportunities with respect to our existing portfolio of operating assets. In addition, if a property is mortgaged to secure payment of indebtedness and we are unable to meet mortgage payments, the holder of the mortgage could foreclose on the property, resulting in loss of income and asset values.
Sources and Uses of Cash
As of April 30, 2012, the Company had one secured line of credit with First International Bank and Trust, Watford City, North Dakota, as lead bank. This line of credit matures on August 12, 2013, and had, as of April 30, 2012, lending commitments of $60.0 million. Participants in this secured credit facility as of April 30, 2012 included, in addition to First International Bank, the following financial institutions:  The Bank of North Dakota; First Western Bank and Trust; Dacotah Bank; United Community Bank of North Dakota; American State Bank & Trust Company
2012 Annual Report - 24

and Town & Country Credit Union. As of April 30, 2012, the Company had advanced $39.0 million under the line of credit. The line of credit has a minimum outstanding principal balance requirement of $10.0 million. The interest rate on borrowings under the facility during fiscal year 2012 was Wall Street Journal Prime Rate +1.0%, with a floor of 5.65% and a cap of 8.65%; interest-only payments are due monthly based on the total amount of advances outstanding.  The line of credit may be prepaid at par at any time. The facility includes covenants and restrictions requiring the Company to achieve on a calendar quarter basis a debt service coverage ratio on borrowing base collateral of 1.25x in the aggregate and 1.00x on individual assets in the collateral pool, and the Company is also required to maintain minimum depository account(s) totaling $6.0 million with First International, of which $1.5 million is to be held in a non-interest bearing account. As of April 30, 2012, 23 properties with a total cost of $114.6 million collateralized this line of credit. As of April 30, 2012, the Company believes it is in compliance with the facility covenants. Subsequent to the end of fiscal year 2012, effective June 15, 2012, IRET Properties agreed to an amendment to the line of credit to increase the interest rate spread on borrowings to the Wall Street Journal Prime Rate +1.25% and to lower the floor interest rate to 5.15%. All other terms of the line of credit remain unchanged.
The Company maintains compensating balances, not restricted as to withdrawal, with several financial institutions in connection with financing received from those institutions and/or to ensure future credit availability. At April 30, 2012, the Company's compensating balances consisted of the following: Dacotah Bank, Minot, North Dakota, deposit of $350,000; United Community Bank, Minot, North Dakota, deposit of $275,000; Commerce Bank, A Minnesota Banking Corporation, deposit of $250,000; First International Bank, Watford City, North Dakota, deposit of $6.1 million; Peoples State Bank of Velva, North Dakota, deposit of $225,000; Equity Bank, Minnetonka, Minnesota, deposit of $300,000; Associated Bank, Green Bay, Wisconsin, deposit of $500,000; Venture Bank, Eagan, Minnesota, deposit of $500,000; and American National Bank, Omaha, Nebraska, deposit of $400,000.
The Company has an effective shelf registration statement under which it has registered common and preferred shares of beneficial interest with an aggregate public offering price of up to $150.0 million. On January 20, 2012, the Company entered into a continuous equity offering program under this shelf registration statement with BMO Capital Markets Corp. ("BMO") as sales agent, pursuant to which the Company may from time to time offer and sell its common shares of beneficial interest having an aggregate gross sales price of up to $100.0 million. Sales of common shares, if any, under the program will depend upon market conditions and other factors to be determined by IRET.  During fiscal year 2012, IRET issued 3.3 million common shares under this program for gross proceeds of $24.5 million and net proceeds (before offering expenses but after underwriting discounts and commissions) of $24.0 million. We use net proceeds from the sale of common shares under this program for the repayment of borrowings under our line of credit, acquisitions and developments and general corporate purposes. During fiscal year 2011, IRET sold 1.8 million common shares under its previous continuous equity offering program with Robert W. Baird & Co., Incorporated as sales agent, for gross proceeds of $15.3 million and net proceeds of approximately $15.0 million, before offering expenses but after underwriting discounts and commissions.  The shelf registration statement under which the Company had reserved shares for issuance under this previous continuous equity offering program expired at the end of its three-year life during the second quarter of fiscal year 2012.
During fiscal year 2012, economic conditions in the United States began to show signs of improvement, but the ongoing recovery has been slow and uneven, and economic forecasters continue to predict lingering high unemployment.  Credit markets, however, continued to be stable, with credit availability relatively unconstrained, and benchmark interest rates remaining at or near historic lows.  Underwriting on commercial real estate continues to be more conservative compared to the underwriting standards employed prior to the recessionary period, however, and we continue to find recourse security more frequently required, lower amounts of proceeds available, and lenders limiting the amount of financing available to existing relationships in an effort to manage capital allocations and credit risk.  While we continue to expect to be able to refinance our maturing debt without significant issues, we also expect lenders to continue to employ conservative underwriting regarding asset quality, occupancy levels and tenant creditworthiness.  As we were in regard to fiscal year 2012, we remain cautious regarding our ability in fiscal year 2013 to rely on cash-out refinancing at levels we had achieved in recent years to provide funds for investment opportunities and other corporate purposes. Additionally, while to date there has been no material negative impact on our ability to borrow in our multi-family segment, we continue to closely monitor proposals to modify the roles of the Federal Home Loan Mortgage Corporation (Freddie Mac) and the Federal National Mortgage Association (Fannie Mae) in financing multi-family residential properties; we consider that one of the consequences of a modification in the agencies' roles could potentially be a narrowing of their lending focus away from the smaller secondary or tertiary markets which we generally target, to multi-family residential properties in major metropolitan markets. IRET obtains a majority of its multi-family debt from primarily Freddie Mac, and we continue to plan to refinance a majority of our maturing multi-family debt with these two entities, so any change in
2012 Annual Report - 25

their ability or willingness to lend going forward would most likely result in higher loan costs and/or more constricted availability of financing for us.  As of April 30, 2012, approximately 13.7%, or $3.0 million of our mortgage debt maturing in the next twelve months is placed on multi-family residential assets, and approximately 86.3%, or $18.5 million, is placed on properties in our four commercial segments. Mortgage debt maturing in the first two quarters of fiscal year 2013 totaled approximately $2.2 million under a mortgage loan secured by a property in Wisconsin; this loan was paid in full by the Company in May 2012.
Despite these market uncertainties, and a continued tightening in credit standards by lenders, IRET during fiscal year 2012 acquired properties with an investment cost totaling $97.1 million.  In fiscal year 2012, IRET disposed of two retail properties for sales prices totaling approximately $3.2 million, compared to dispositions totaling $83.3 million in fiscal year 2011.
The Company has a Distribution Reinvestment and Share Purchase Plan ("DRIP"). The DRIP provides shareholders of the Company an opportunity to invest their cash distributions in common shares of the Company at a discount (currently 5%) from the market price, and to purchase additional common shares of the Company with voluntary cash contributions, also at a discount to the market price. The maximum monthly investment permitted without prior Company approval is currently $10,000. The Company can issue waivers to DRIP participants to provide for investments in excess of the $10,000 maximum monthly investment. During fiscal year 2012, the Company issued 2.2 million shares at an average price of $7.21 per share pursuant to such waivers, for total net proceeds to the Company of $15.8 million. During fiscal year 2012, approximately 4.8 million common shares were issued under the DRIP plan, with an additional 1.7 million common shares issued during fiscal year 2011, and 1.4 million common shares issued during fiscal year 2010.
The issuance of UPREIT Units for property acquisitions continues to be a source of capital for the Company.  Approximately 1.0 million units were issued in connection with property acquisitions during fiscal year 2012, and approximately 555,000 units and 390,000 units, respectively, were issued in connection with property acquisitions during fiscal years 2011 and 2010.
As a result of the issuance of common shares pursuant to our shelf registration statement and distribution reinvestment plan, net of fractional shares repurchased, the Company's equity capital increased during fiscal 2012 by $59.2 million. Additionally, the equity capital of the Company increased by $8.1 million as a result of contributions of real estate in exchange for UPREIT units, as summarized above, resulting in a total increase in equity capital of $67.3 million from these sources during fiscal year 2012. The Company's equity capital increased by $36.2 million and $122.8 million in fiscal years 2011 and 2010, respectively, as a result of the issuance of common shares pursuant to our shelf registration statement and distribution reinvestment plan, net of fractional shares repurchased, and contributions of real estate in exchange for UPREIT units.
Cash and cash equivalents on April 30, 2012 totaled $40.0 million, compared to $41.2 million and $54.8 million on the same date in 2011 and 2010, respectively. Net cash provided by operating activities increased to $65.1 million in fiscal year 2012 from $58.8 million in fiscal year 2011 due primarily to an increase in net income from continuing operations due to acquisitions and increased occupancy. Net cash provided by operating activities decreased slightly to $58.8 million in fiscal year 2011 from $61.4 million in fiscal year 2010 due primarily to changes in deferred charges and accounts payable, accrued expenses, and other liabilities.
Net cash used by investing activities was $128.3 million in fiscal year 2012, compared to $11.7 million of net cash provided by investing activities in fiscal year 2011. Net cash used by investing activities was $79.0 million in fiscal year 2010. The increase in net cash used by investing activities in fiscal year 2012 compared to fiscal year 2011 was primarily a result of a decrease in proceeds from the sale of real estate coupled with an increase in expenditures for acquisitions and improvements of real estate investments. Net cash provided by financing activities during fiscal year 2012 was $61.9 million, compared to $84.1 million used by financing activities during fiscal year 2011, with the change due primarily to a decrease in principal payments on mortgages payable. Net cash used by financing activities during fiscal year 2011 was $84.1 million, compared to $39.1 million provided by financing activities during fiscal year 2010, with the change due primarily to a decrease in proceeds from the sale of common shares, a decrease in proceeds from mortgages payable and an increase in principal payments on mortgages payable.
2012 Annual Report - 26

Financial Condition
Mortgage Loan Indebtedness. Mortgage loan indebtedness increased to $1.0 billion on April 30, 2012 from $993.8 million on April 30, 2011, due to new debt and refinancings, net of principal payments and loan payoffs. Approximately 98.5% of such mortgage debt is at fixed rates of interest, with staggered maturities. This limits the Company's exposure to changes in interest rates, which minimizes the effect of interest rate fluctuations on the Company's results of operations and cash flows. As of April 30, 2012, the weighted average rate of interest on the Company's mortgage debt was 5.78%, compared to 5.92% on April 30, 2011.
Revolving lines of credit. As of April 30, 2012, the Company had one secured line of credit with First International Bank and Trust, Watford City, North Dakota, as lead bank. This line of credit matures on August 12, 2013, and had, as of April 30, 2012, lending commitments of $60.0 million. Participants in this secured credit facility as of April 30, 2012 included, in addition to First International Bank, the following financial institutions:  The Bank of North Dakota; First Western Bank and Trust; Dacotah Bank; United Community Bank of North Dakota; American State Bank & Trust Company and Town & Country Credit Union. As of April 30, 2012, the Company had advanced $39.0 million under the line of credit. The line of credit has a minimum outstanding principal balance requirement of $10.0 million. The interest rate on borrowings under the facility during fiscal year 2012 was Wall Street Journal Prime Rate +1.0%, with a floor of 5.65% and a cap of 8.65%; interest-only payments are due monthly based on the total amount of advances outstanding.  The line of credit may be prepaid at par at any time. The facility includes  covenants and restrictions requiring the Company to achieve on a calendar quarter basis a debt service coverage ratio on borrowing base collateral of 1.25x in the aggregate and 1.00x on individual assets in the collateral pool, and the Company is also required to maintain minimum depository account(s) totaling $6.0 million with First International, of which $1.5 million is to be held in a non-interest bearing account. As of April 30, 2012, 23 properties with a total cost of $114.6 million collateralized this line of credit. As of April 30, 2012, the Company believes it is in compliance with the facility covenants. Subsequent to the end of fiscal year 2012, effective June 15, 2012, IRET Properties agreed to an amendment to the line of credit to increase the interest rate spread on borrowings to the Wall Street Journal Prime Rate +1.25% and to lower the floor interest rate to 5.15%. All other terms of the line of credit remain unchanged.
Mortgage Loans Receivable. Mortgage loans receivable net of allowance decreased to $0 at April 30, 2012, from approximately $156,000 at April 30, 2011.
Property Owned. Property owned was $1.9 billion and $1.8 billion at April 30, 2012 and 2011, respectively. Acquisitions, developments and improvements to existing properties in fiscal year 2012, partially offset by fiscal year 2012 dispositions, resulted in the net increase in property owned as of April 30, 2012 compared to April 30, 2011.
Cash and Cash Equivalents. Cash and cash equivalents on April 30, 2012 totaled $40.0 million, compared to $41.2 million on April 30, 2011. The decrease in cash on hand on April 30, 2012, as compared to April 30, 2011, was due primarily to the acquisition and development of property.
Other Investments. Other investments, consisting of bank certificates of deposit, increased slightly to approximately $634,000 on April 30, 2012, from $625,000 on April 30, 2011.
Operating Partnership Units. Outstanding limited partnership units in the Operating Partnership increased to 20.3 million units on April 30, 2012, compared to 20.1 million units on April 30, 2011. The increase in units outstanding at April 30, 2012 as compared to April 30, 2011, resulted from the issuance of units in exchange for property, net of the conversion of units to shares.
Common and Preferred Shares of Beneficial Interest. Common shares of beneficial interest outstanding on April 30, 2012 totaled 89.5 million compared to 80.5 million common shares outstanding on April 30, 2011. This increase in common shares outstanding from April 30, 2011 to April 30, 2012 was due to the issuance of common shares pursuant to our shelf registration statement and distribution reinvestment plan. During fiscal year 2012, IRET issued 3.3 million common shares under its continuous offering program with BMO Capital Markets Corp. as sales agent.  The net proceeds (before offering expenses but after underwriting discounts and commissions) from the offering of $24.0 million were used for general corporate purposes including the acquisition and development of investment properties. The Company issued common shares pursuant to our Distribution Reinvestment and Share Purchase Plan, consisting of approximately 3.3 million common shares issued during fiscal year 2012, for a total value of
2012 Annual Report - 27

approximately $23.5 million. Conversions of approximately 759,000 UPREIT Units to common shares during fiscal year 2012, for a total of approximately $3.5 million in IRET shareholders' equity, also increased the Company's common shares of beneficial interest outstanding during the twelve months ended April 30, 2012 compared to the twelve months ended April 30, 2011. Preferred shares of beneficial interest outstanding on April 30, 2012 and 2011 totaled 1.2 million.
Contractual Obligations and Other Commitments
The primary contractual obligations of the Company relate to its borrowings under its line of credit and mortgage notes payable. The Company's line of credit matures in August 2013, and had $39.0 million in loans outstanding at April 30, 2012. The principal and interest payments on the mortgage notes payable for the years subsequent to April 30, 2012, are included in the table below as "Long-term debt." Interest due on variable rate mortgage notes is calculated using rates in effect on April 30, 2012. The "Other Debt" category consists of principal and interest payments on construction loans and an unsecured promissory note issued by the Company to the sellers of an office/warehouse property located in Minnesota (a portion of the purchase price was paid by the Company in the form of a $1.0 million promissory note with a ten-year term; if the tenant defaults in the initial terms of the lease, the then-current balance of the promissory note is forfeited to the Company).
As of April 30, 2012, the Company was a tenant under operating ground or air rights leases on twelve of its properties. The Company pays a total of approximately $500,000 per year in rent under these leases, which have remaining terms ranging from 3 months to 89 years, and expiration dates ranging from July 2012 to October 2100.
Purchase obligations of the Company represent those costs that the Company is contractually obligated to pay in the future. The Company's significant purchase obligations as of April 30, 2012, which the Company expects to finance through debt and operating cash, are summarized in the following table. The significant components in the purchase obligation category are costs for construction and expansion projects and capital improvements at the Company's properties. Purchase obligations that are contingent upon the achievement of certain milestones are not included in the table below, nor are service orders or contracts for the provision of routine maintenance services at our properties, such as landscaping and grounds maintenance, since these arrangements are generally based on current needs, are filled by our service providers within short time horizons, and may be cancelled without penalty. The expected timing of payment of the obligations discussed below is estimated based on current information.
	(in thousands)
	Total	Less Than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Long-term debt (principal and interest)	$1,381,338	$111,041	$288,480	$366,504	$615,313
Line of credit (principal and interest)(1)	$41,828	$2,204	$39,624	$0	$0
Other Debt (principal and interest)	$16,568	$883	$8,176	$1,239	$6,270
Operating Lease Obligations	$24,459	$499	$1,001	$918	$22, 041
Purchase Obligations	$7,098	$7,098	$0	$0	$0
(1)	The future interest payments on the Company's line of credit were estimated using the outstanding principal balance and interest rate in effect as of April 30, 2012.
Off-Balance-Sheet Arrangements
As of April 30, 2012, the Company had no significant off-balance-sheet arrangements, as defined in Item 303(a)(4)(ii) of SEC Regulation S-K.
Recent Developments
Common and Preferred Share Distributions. On July 2, 2012, the Company paid a distribution of 51.56 cents per share on the Company's Series A Cumulative Redeemable Preferred Shares, to preferred shareholders of record on June 15, 2012. On July 2, 2012, the Company paid a distribution of 13.00 cents per share on the Company's common shares of beneficial interest, to common shareholders and UPREIT unitholders of record on June 15, 2012.
Completed Acquisitions and Dispositions.  Subsequent to the end of fiscal year 2012, on May 8, 2012, the Company closed on its acquisition of a 308-unit multi-family residential property in Topeka, Kansas, for a purchase price totaling $17.7 million, of which approximately $12.5 million consisted of the assumption of existing debt, with the remainder paid in cash. On June 4, 2012, the Company closed on its acquisition of two multi-family residential
2012 Annual Report - 28

properties in Lincoln, Nebraska. The 232-unit Colony apartment property was acquired for a purchase price of $17.5 million, of which approximately $14.2 million was paid in cash and the remainder in limited partnership units of the Operating Partnership valued at approximately $3.3 million. The 208-unit Lakeside Village apartment property was acquired for a purchase price of $17.3 million, of which approximately $13.8 million was paid in cash and the remainder in limited partnership units of the Operating Partnership valued at approximately $3.5 million. The Company placed mortgage debt of $14.0 million and $13.8 million, respectively, on these two properties on June 4, 2012.
On June 20, 2012, the Company sold an approximately 16,000 square foot retail property in Kentwood, Michigan, for a sale price of $625,000. On June 21, 2012, the Company sold two condominium units in Grand Chute, Wisconsin, for a sale price of approximately $330,000.
On June 15, 2012 the Company filed a registration statement with the Securities and Exchange Commission to register shares for issuance under the Company's DRIP. This registration statement replaces the previous DRIP registration statement, and all shares remaining unsold under the previous DRIP registration statement were transferred to the new registration statement.  On June 29, 2012, the Company filed a registration statement with the Securities and Exchange Commission to enable the Company to offer and sell, from time to time, in one or more offerings, common and preferred shares of beneficial interest with an aggregate public offering price of up to $150.0 million. This shelf registration statement is in addition to the Company's currently-effective registration statement under which the Company registered, in May 2010, common and preferred shares with an aggregate public offering price of up to $150.0 million, of which $100.0 million has been reserved for issuance under the continuous equity offering program with BMO as sales agent.
2012 Annual Report - 29